Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
Executive Vice President/	Corporate Relations Manager
Chief Financial Officer	(603) 594-8585 x 3346
(603) 595-7000	Email: investorrelations@presstek.com

PRESSTEK REPORTS
RECORD CONSOLIDATED REVENUE AND OPERATING PROFIT

Hudson, NH - April 27, 2006 - Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of high tech digital imaging solutions for the graphic arts and laser imaging markets, today reported record consolidated revenue of $70.6 million for the first quarter of 2006, as well as record operating profit of $3.9 million.

“We are off to a strong start in 2006,” said President and Chief Executive Officer Edward J. Marino. “This is the first quarter where we realized the full effect of the series of strategic moves we initiated at the end of 2004. These strategic moves included the acquisition of key assets and their subsequent integration, as well as our efforts to strengthen channels to market, rationalize product lines, build competencies, and orient priorities around growth in our digital product lines. Presstek has emerged as a new company performing with a common purpose, completely integrated and in control of the commercialization of our technology into products and the delivery of our products to customers.”

Marino continued, “In addition to record consolidated revenue, Presstek achieved record revenue in several important categories in the quarter: total digital sales, digital equipment sales and digital consumable sales. Our digital business has grown to almost two-thirds of our revenue and is beginning to push our top line as anticipated. The penetration of Presstek technology, especially the Direct Imaging press line, continued to be a key driver of our business performance in the first quarter. This performance, along with the response of customers at the recent IPEX 2006 trade show, clearly demonstrates our strong leadership position in the industry’s transformation to digital technology.”

Consolidated Results
The company reported the following highlights in the first quarter of 2006:

•	Record consolidated revenue of $70.6 million, compared to $69.3 million in the previous quarter;
•	Consolidated consumable revenue, up 5% to $34.8 million from $33.2 million in the previous quarter, led by strong digital consumable sales;

•	Consolidated net income of $2.7 million, or $0.08 per basic and diluted share, compared to fourth quarter 2005 consolidated net income of $2.4 million, or $0.07 per basic and diluted share;
•	Record operating profit of $3.9 million, up 18% from $3.3 million in the prior quarter; and
•	Record EBITDA of $6.4 million, compared to $6.2 million in the fourth quarter of 2005.

Executive Vice President and Chief Financial Officer Moosa E. Moosa said, “Our European operations made good progress in the first quarter of 2006. Revenue from our Presstek Europe business was a record $12.8 million in the first quarter of 2006, up 5% from the previous quarter.”

Commenting on Lasertel’s results, Moosa said, “Lasertel reported external sales of $1.2 million in the first quarter of 2006, compared to $0.7 million in the same quarter last year. Looking forward, Lasertel has a solid backlog for the second quarter and was recently awarded a government defense contract which is expected to result in additional revenue for Lasertel in 2006 for contracted development work and for production laser diode components in 2007.”

Moosa continued, “We delivered a solid first quarter, established a number of records and achieved a number of significant operational milestones that will positively impact our business going forward. We have successfully shifted our business model from an OEM model to a direct sales model and as a result are now in more control of the delivery of our technology to the customer.”

Moosa continued, “During the quarter we anticipated the impending changeover to our new AnthemPro plate and began to manage down inventory of the Anthem plate. We also reduced other inventory during the quarter as a result of our recently implemented inventory reduction program. As a result of these changes, production levels were down, resulting in lower manufacturing overhead absorption, which in turn impacted our gross margin percentage. We are pleased to say, however, that first quarter operating margin as a percentage of sales was 5.5% compared to 4.7% last quarter and 3.1% a year ago. We believe the company is well positioned to leverage its infrastructure as it grows its top line.”

“Our EBITDA performance was strong at a record $6.4 million, up 3% from the prior quarter and 31% from the same quarter last year,” said Moosa. “First quarter operating income was up by 18%, led by growth in revenue and a very strong operating performance, setting a new record for the company. Net income was up by 13% from the fourth quarter of 2005.”

Commenting on the balance sheet, Moosa said, “Accounts receivable were up $3.8 million due primarily to our shift from an OEM model to a direct sales model and the timing of equipment funding from our vendor leasing partners. Debt-net-of-cash at the end of the quarter continues to be strong at $28.8 million, down from $29.9 million at the end of 2005.”

Moosa concluded, “We delivered solid financial results in the first quarter of 2006, and made significant strides toward our goals of reducing inventory and improving our operating results. We expect to see continued progress in these areas as we move forward this year.”

In Summary
Marino said, “Our first quarter of 2006 produced increased revenue and earnings exceeding our traditionally strong fourth quarter. We increased the penetration of Presstek’s digital technology products, driving strong equipment and consumable sales. We sold over 200 units of Presstek manufactured digital equipment in the first quarter, which represents digital unit growth of more than 8% on a sequential quarter basis, and more than 30% when compared to the first quarter of last year.”

Marino continued, “We made productivity gains in the quarter, reducing inventory and operating expenses considerably. We made progress in building our presence in Europe, including the opening of our new European Business Center and a strong showing at IPEX 2006. We anticipate continued solid business performance in 2006, and believe that our new product offerings, strengthening market position and solid financial results will make for an exciting year.”

Conference Call
Presstek's first quarter 2006 conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, April 27, 2006. On the call the company intends to discuss first quarter 2006 earnings results and company positioning.

To participate in the call, dial (866) 711-8198, access code 49573449. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on May 4, 2006. You may also listen to a telephone replay of the call from 1:00 p.m. on April 27, 2006 to 12:00 a.m. on May 4, 2006, by dialing (888) 286-8010, access code 28673305.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability; expectations regarding the sale of products in general; expected expansion of served markets; expected organic and strategic growth; continued accretive value of recent acquisitions; expected benefits of new product introductions; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenue; the ability of the company to meet its stated financial objectives, the company’s dependency on its strategic partners (both on manufacturing and distribution), and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per-share data)
(Unaudited)

	Three months ended
	April 1,	April 2,
	2006	2005

Revenue
Product	$58,382	$57,068
Service and parts	12,184	13,327
Total revenue	70,566	70,395

Cost of revenue
Product	41,645	41,454
Service and parts	8,285	8,799
Total cost of revenue	49,930	50,253

Gross profit	20,636	20,142

Operating expenses
Research and product development	1,545	2,122
Sales, marketing and customer support	9,029	9,809
General and administrative	5,380	5,444
Amortization of intangible assets	808	588
Restructuring and special charges	-	982
Total operating expenses	16,762	18,945

Income from operations	3,874	1,197
Interest and other expense, net	(552)	(626)

Income before income taxes	3,322	571
Provision for income taxes	598	90

Net income	$2,724	$481

Earnings per share

Basic	$0.08	$0.01

Diluted	$0.08	$0.01

Weighted average shares outstanding
Weighted average shares outstanding - basic	35,438	34,971
Dilutive effect of options	492	552
Weighed average shares outstanding - diluted	35,930	35,523

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,918	$5,615
Accounts receivable, net	47,904	44,088
Inventories	45,640	50,083
Other current assets	2,723	1,175
Total current assets	102,185	100,961

Property, plant and equipment, net	44,832	45,250
Goodwill	23,089	23,089
Intangible assets, net	10,859	11,974
Other noncurrent assets	488	213

Total assets	$181,453	$181,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligation	$7,041	$7,037
Line of credit	7,000	6,036
Accounts payable	22,513	21,199
Accrued expenses	11,115	16,718
Deferred revenue	9,598	8,579
Total current liabilities	57,267	59,569

Long-term debt and capital lease obligation, less current portion	20,806	22,570
Deferred income taxes	824	715

Total liabilities	78,897	82,854

Commitments and contingencies

Stockholders' equity
Preferred stock	-	-
Common stock	355	354
Additional paid-in capital	107,427	106,268
Accumulated other comprehensive income (loss)	(20)	(59)
Accumulated deficit	(5,206)	(7,930)
Total stockholders' equity	102,556	98,633

Total liabilities and stockholders' equity	$181,453	$181,487

PRESSTEK, INC.
USE OF NON-GAAP MEASURES

EBITDA (earnings before interest, taxes, depreciation, amortization and restructuring and special charges (credits)); and Debt-Net-of-Cash; are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek's management believes that EBITDA provides meaningful supplemental information regarding Presstek's current financial performance and prospects for the future. Presstek's management believes that Debt-Net-of-Cash provides meaningful information on Presstek's debt relative to its cash position. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included below:

PRESSTEK, INC.
RECONCILIATION OF EBITDA TO CONSOLIDATED NET INCOME
(in thousands)
(Unaudited)

	Three months ended
	April 1,	December 31,
	2006	2005
	(Q1 2006)	(Q4 2005)

Net income	$2,724	$2,443
Interest	449	580
Taxes	598	692
Depreciation and amortization	2,588	2,500
Restructuring and special charges (credits)	-	(35)

EBITDA	$6,359	$6,180

PRESSTEK, INC.
RECONCILIATION OF DEBT-NET-OF-CASH TO TOTAL DEBT
(in thousands)
(Unaudited)

	As of
	April 1,	December 31,
	2006	2005
	(Q1 2006)	(Q4 2005)

Calculation of total debt:
Current portion of long-term debt	$7,000	$7,000
Line of credit	7,000	6,036
Long-term debt, net of current portion	20,750	22,500

Total debt	34,750	35,536

Cash	5,918	5,615

	$28,832	$29,921